Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional	Thomas A. H. White
	information contact:	Senior Vice President, Investor Relations
423.294.8996

Linnea R. Olsen
Director, Investor Relations
410.872.8970
May 3, 2006
Jim Sabourin
Vice President, Corporate Communications
423.294.6043

UnumProvident Corporation Reports

First Quarter 2006 Results

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the first quarter of 2006 with net income of $73.4 million ($0.23 per diluted common share), compared to $152.2 million ($0.49 per diluted common share) for the first quarter of 2005. Included in the results for the first quarter of 2006 is a net realized after tax investment gain of $1.5 million, compared to a net realized after tax investment loss of $2.1 million in the first quarter of 2005.

In the first quarter of 2006, the Company completed an analysis of its assumptions related to the reserves established for the claim reassessment process implemented as a result of the settlement agreements entered into with state insurance regulators in the fourth quarter of 2004 and the settlement agreement entered into with the California Department of Insurance in the third quarter of 2005. The analysis was based on preliminary data as of the end of the first quarter of 2006, when actual results to date were considered credible enough to enable the Company to update its initial expectations of costs related to the reassessment process. The Company concluded that a change in its initial assumptions, related primarily to the number of claimants for whom payments will continue because the claimant remains eligible for disability payments under the reassessment process, was warranted. Based on this analysis, a charge of $86.0 million before tax, or $55.9 million after tax ($0.17 per diluted common share), was recognized in the first quarter of 2006 to reflect the Company’s current estimate of future obligations for benefit costs for claims reopened in the reassessment.

The charge decreased before-tax operating results for the U.S. Brokerage segment group income protection line of business $72.8 million and the Individual Income Protection – Closed Block segment $13.2 million.

Also included in the first quarter of 2006 is interest expense related to the write-off of deferred debt costs of $5.3 million before tax, or $3.4 million after tax ($0.01 per diluted common share), resulting from the extinguishment of $400.0 million of debt associated with the remarketing in February 2006 of the senior note element of the adjustable conversion-rate equity security units issued in May 2003. The Company participated in the remarketing of the units and purchased $400.0 million of the senior notes which were subsequently retired. The charge is included in the results for the Corporate segment.

Included in the first quarter of 2005 was the release of $32.0 million of income tax liabilities that related primarily to interest on the timing of expense deductions. The $32.0 million ($0.10 per diluted common share) increase to net income was reported as a reduction to income tax expense in the first quarter of 2005.

Income, on an after tax basis, excluding net realized investment gains and losses, the first quarter of 2006 regulatory reassessment charge and write-off of deferred debt costs, and the first quarter of 2005 release of income tax liabilities was $131.2 million ($0.41 per diluted common share) in the first quarter of 2006, compared to $122.3 million ($0.40 per diluted common share) in the first quarter of 2005. (See discussion of non-GAAP financial measures and the related reconciliation below.)

Thomas R. Watjen, president and chief executive officer, said, “We continued to generate strong operating results in most of our business and product lines in the first quarter. Although our U.S. Brokerage group income protection line performance remains below our expectations, I am encouraged by indications that the steps we took earlier this year within our benefits area are beginning to have a positive impact.”

“Separately, we are fulfilling the requirements of our regulatory settlement agreements, including making the appropriate payments required under the reassessment process. We are today in a much better position to quantify the cost to us of the reassessment process and based on our experience thus far we have determined that we will likely incur higher costs than initially projected, which have been incorporated in our first quarter results. We believe we are taking the appropriate actions to satisfactorily put this matter behind us.”

RESULTS BY SEGMENT

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

U.S. Brokerage Segment

The U.S. Brokerage segment reported operating income of $28.5 million in the first quarter of 2006, compared to $100.5 million in the first quarter of 2005. The results for the first quarter of 2006 include the before-tax claim reassessment charge of $72.8 million. Excluding the charge, operating income for this segment for the first quarter of 2006 was $101.3 million.

Within this segment, the U.S. Brokerage group income protection line of business reported a loss of $71.6 million in the first quarter of 2006 compared to income of $3.5 million in the first quarter of 2005. Excluding the before-tax claim reassessment charge of $72.8 million in the first quarter of 2006, operating income in this line was $1.2 million, and the benefit ratio was 95.5 percent in the first quarter of 2006, compared to 95.3 percent in the first quarter of 2005. This slight increase reflects an increase in paid claim costs on existing claims due to lower claim recovery rates during the past several quarters. Partially offsetting this increase was a decline in both submitted and paid claim incidence in the first quarter of 2006 compared to the prior year first quarter. Premium income in group income protection declined 2.5 percent to $619.8 million in the first quarter of 2006, compared to $635.4 million in the first quarter of 2005, reflecting lower sales in recent quarters as the Company has focused on improving the profitability of the business. Sales of fully insured group long-term income protection products in the first quarter of 2006 increased 16.5 percent to $43.1 million, compared to $37.0 million in the year ago quarter. First quarter of 2006 sales in the small and mid-employer core market segment were 22.5 percent higher than the first quarter of 2005, while sales in the large case market were also higher than the prior year quarter but grew less than sales in the core market. Sales of fully insured group short-term income protection products in the first quarter of 2006 decreased 25.0 percent to $12.0 million, compared to $16.0 million in the year ago quarter, reflecting decreased sales in the large case market which offset increased sales in the core small and mid-sized markets. Premium persistency in the group long-term income protection line of business improved to 86.6 percent for the first quarter of 2006 compared to 82.6 percent in the year ago quarter.

The U.S. Brokerage segment’s group life and accidental death and dismemberment lines of business reported a 20.9 percent decline in operating income to $43.9 million in the first quarter of 2006, compared to $55.5 million in the first quarter of 2005. The decline in earnings primarily reflects a decline in premium, lower net investment income, and a higher benefit ratio relative to the year ago quarter. Premium income for these lines of business declined 2.9 percent to $358.8 million in the first quarter of 2006, compared to $369.7 million in the first quarter of 2005, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the first quarter of 2006 increased 4.7 percent to $33.2 million, compared to $31.7 million in the year ago quarter, with increased sales in the core small and mid-sized markets offsetting a decline in sales in the large case market. Premium persistency in the group life line of business improved to 79.1 percent for the first quarter of 2006, compared to 72.5 percent for the first quarter of 2005.

Also within this segment, the U.S. Brokerage supplemental and voluntary lines of business reported a 35.4 percent increase in operating income to $56.2 million in the first quarter of 2006, compared to $41.5 million in the first quarter of 2005. The improvement in earnings is primarily driven by improved results in all three lines of business; the individual income protection – recently issued, long-term care, and voluntary workplace benefits. Premium income increased 6.9 percent to $325.2 million in the first quarter of 2006, compared to $304.1 million in the first quarter of 2005. New annualized sales in the voluntary workplace benefits line of business increased 7.5 percent in the first quarter of 2006 compared to the first quarter of 2005, while sales in the individual income protection – recently issued line decreased 7.5 percent and long-term care sales declined 18.5 percent compared with the year ago quarter.

Unum Limited Segment

The Unum Limited segment reported a 15.0 percent increase in operating income to $54.4 million in the first quarter of 2006, compared to $47.3 million in the first quarter of 2005. Operating income in this segment benefited from a slightly lower benefit ratio resulting from favorable risk experience and claims management and a lower expense ratio relative to the year ago quarter. Premium income for this segment was flat, increasing 0.7 percent to $191.4 million in the first quarter of 2006, compared to $190.0 million in the first quarter of 2005. New annualized sales in this segment declined 68.1 percent to $11.7 million in the first quarter of 2006 from $36.7 million in the first quarter of 2005 due primarily to decreased activity in the U.K. market during the first quarter, the competitive environment in the U.K. for group life products, and the Company’s decision to maintain its pricing discipline.

Colonial Segment

The Colonial segment reported a 5.5 percent increase in operating income to $46.2 million in the first quarter of 2006, compared to $43.8 million in the first quarter of 2005. Results in this segment in the first quarter of 2006 benefited from a lower benefit ratio resulting from favorable risk experience in the individual short-term income protection line of business and also due to the release of reserves related to the policies which lapsed due to the impact of the third quarter of 2005 hurricanes in the United States gulf coast region. Premium income for this segment increased 4.7 percent to $202.6 million in the first quarter of 2006, compared to $193.5 million in the first quarter of 2005, reflecting current and prior period sales growth and stable persistency, partially offset by the policies which lapsed as a result of the 2005 hurricanes. New annualized sales in this segment increased 9.6 percent to $67.2 million in the first quarter of 2006 from $61.3 million in the first quarter of 2005.

Individual Income Protection – Closed Block Segment

The Individual Income Protection – Closed Block segment reported operating income of $14.7 million in the first quarter of 2006, compared to $23.1 million in the first quarter of 2005. Results for the first quarter of 2006 include the before-tax claim reassessment charge of $13.2 million. Excluding this charge, operating income in this segment was $27.9 million in the first quarter of 2006.

Other Segment

The Other segment reported operating income of $8.2 million in the first quarter of 2006, compared to $9.3 million in the first quarter of 2005.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $43.5 million in the first quarter of 2006, compared to a loss of $39.2 million in the first quarter of 2005. Included in the first quarter of 2006 interest expense is the write-off of deferred debt costs of $5.3 million.

OTHER INFORMATION

The Company’s average number of shares (000s) outstanding, assuming dilution, was 319,636.8 for the first quarter of 2006, compared to 307,610.9 for the first quarter of 2005.

Book value per common share at March 31, 2006 was $21.94, compared to $23.68 at March 31, 2005. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at March 31, 2006 was $20.40 compared to $19.49 at March 31, 2005.

OUTLOOK

Commenting on the Company’s first quarter results, President and Chief Executive Officer Thomas R. Watjen stated, “There is a great deal that worked well in the first quarter, and we are making progress in those areas which did not meet our expectations. The Company continues to build operating and financial strength, and we are making progress toward satisfactorily putting the regulatory matters behind us. With so many things working well, and the slow but steady progress we are making in the areas that are not, I continue to be confident in the two to three year financial goals we established last October at our analyst and investor meeting. A strong operational and financial foundation exists for us to achieve ROE expansion from 8.9% in 2005 to the 10 to 12% range. However, given the short-fall this quarter and our expectation that the U.S. Brokerage group income protection benefit ratio will stabilize at the current level and not begin to improve until later this year, we believe it is prudent to adjust our 2006 operational earnings per diluted common share guidance to a range of $1.65 to $1.70 from our previous guidance of $1.75 to $1.80. While I am very disappointed that we are now forecasting a slower recovery in our U.S. Brokerage group income protection business, nothing changes our long-term view or the potential for this franchise to generate significant shareholder value.”

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain on cash flow hedges, which also tend to fluctuate dependent on market conditions and general economic trends, is an important measure.

The Company believes that exclusion of certain other items specified in the non-GAAP reconciliation enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

UnumProvident Corporation senior management will host a conference call on Thursday, May 4 at 9:00 a.m. (eastern) to discuss the results of operations for the first quarter and will include forward-looking information, such as guidance on future results and trends in operations, as well as other material information. The dial-in number is (877) 502-9276 for U.S. and Canada. For International, the dial-in number is

(913) 981-5591. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder Information” section of our website. A replay of the call will be available by telephone and on our website through Thursday, May 11. In addition, the Company’s Statistical Supplement for the first quarter of 2006 is available on the Company’s website.

ABOUT UNUMPROVIDENT

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $6.0 billion in total benefits to customers in 2005. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs approximately 11,300 people worldwide. For more information, visit www.unumprovident.com.

SAFE HARBOR STATEMENT

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2005. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended March 31
	2006	2005
Operating Revenue by Segment	$2,643.4	$2,575.1
Net Realized Investment Gain (Loss)	2.5	(3.2)

Total Revenue	$2,645.9	$2,571.9

Operating Income by Segment	$108.5	$184.8
Net Realized Investment Gain (Loss)	2.5	(3.2)
Income Tax	37.6	29.4

Net Income	$73.4	$152.2

PER SHARE INFORMATION
Net Income Per Common Share
Basic	$0.25	$0.52
Assuming Dilution	$0.23	$0.49

Weighted Average Common Shares - Basic (000s)	296,560.4	295,490.5
Weighted Average Common Shares - Assuming Dilution (000s)	319,636.8	307,610.9

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2005
	(in millions)	Per Share *	(in millions)	Per Share *
After-tax Operating Income Excluding Net Realized Investment Gain (Loss), Regulatory Reassessment Charge, Write-off of Deferred Debt Costs, and Release of Income Tax Liabilities	$131.2	$0.41	$122.3	$0.40
Regulatory Reassessment Charge, Net of Tax	(55.9)	(0.17)	—	—
Write-off of Deferred Debt Costs, Net of Tax	(3.4)	(0.01)	—	—
Release of Income Tax Liability	—	—	32.0	0.10

After-tax Operating Income Excluding Net Realized Investment Gain (Loss)	71.9	0.23	154.3	0.50
Net Realized Investment Gain (Loss)	2.5	—	(3.2)	(0.01)
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	(1.0)	—	1.1	—

Net Income	$73.4	$0.23	$152.2	$0.49

	Three Months Ended March 31, 2006
	(in millions)	Benefit Ratio**
U.S. Brokerage Group Income Protection
Premium Income	$619.8
Benefits and Change in Reserves for Future Benefits	664.4	107.2%
Regulatory Reassessment Charge	72.8
Benefits and Change in Reserves for Future Benefits, Excluding Regulatory Reassessment Charge	591.6	95.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - Continued

	As of March 31
	2006		2005
	(in millions)	Per Share	(in millions)	Per Share
Book Value
Total Stockholders’ Equity	$6,568.0	$21.94	$7,052.4	$23.68
Exclude Net Unrealized Gain on Securities	256.2	0.86	1,018.3	3.42
Exclude Net Gain on Cash Flow Hedges	203.6	0.68	230.5	0.77

As Adjusted	$6,108.2	$20.40	$5,803.6	$19.49

	As of December 31
	2005		2004		Average
	(in millions)	Per Share	(in millions)	Per Share	(in millions)
Book Value
Total Stockholders’ Equity	$7,363.9	$24.66	$7,224.1	$24.36
Exclude Net Unrealized Gain on Securities	1,040.7	3.49	1,309.8	4.41
Exclude Net Gain on Cash Flow Hedges	273.3	0.91	236.9	0.80

As Adjusted	$6,049.9	$20.26	$5,677.4	$19.15	$5,863.6

Twelve Months Ended December 31, 2005
Net Income	$513.6
Exclude:
Net Realized Investment Loss, Net of Tax	(4.3)
California Settlement Agreement and Related Matters, Net of Tax	(51.6)
1Q05 Income Tax Liabilities	32.0
3Q05 Income Tax Liabilities	10.8
Gain on Sale of Netherlands Branch, Net of Tax	4.0

As Adjusted	$522.7

Return on Equity (as a percentage of average Stockholders’ Equity excluding SFAS 115 and 133 adjustments)	8.9%

	Outlook Range Twelve Months Ended December 31, 2006
	(in millions)	Per Share ***	(in millions)	Per Share ***
After-tax Operating Income Excluding Net Realized Investment Gain, Regulatory Reassessment Charge, and Write-off of Deferred Debt Costs	$555.0	$1.65	$572.0	$1.70
Regulatory Reassessment Charge, Net of Tax	(55.9)	(0.17)	(55.9)	(0.17)
Write-off of Deferred Debt Costs, Net of Tax	(3.4)	(0.01)	(3.4)	(0.01)

After-tax Operating Income Excluding Net Realized Investment Gain	495.7	1.47	512.7	1.52
Net Realized Investment Gain	2.5	—	2.5	—
Income Tax Expense on Net Realized Investment Gain	(1.0)	—	(1.0)	—

Net Income	$497.2	$1.47	$514.2	$1.52

*	Assuming Dilution

**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income

***	Assuming Dilution - Forecasted Weighted Average Shares of 337.0 million